Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FOURTH QUARTER AND FISCAL 2016 RESULTS

JACKSON, Miss. (July 18, 2016)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the fourth quarter and fiscal year ended May 28, 2016.

Net sales for the fourth quarter of fiscal 2016 were $303.0 million, a 24.8 percent decrease compared to $403.0 million for the fourth quarter of fiscal 2015. The Company reported a net loss of $376,000, or $0.01 per basic and diluted share, for the fourth quarter of fiscal 2016, compared to net income of $46.1 million, or $0.96 per basic share and $0.95 per diluted share, for the fourth quarter of fiscal 2015.

For the fiscal year 2016, net sales were $1,908.7 million compared to $1,576.1 million for the prior year. The Company reported record net income of $316.0 million, or $6.56 per basic share and $6.53 per diluted share for fiscal 2016, compared to net income of $161.3 million, or $3.35 per basic share and $3.33 per diluted share, for fiscal 2015.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Cal-Maine Foods had another record year in fiscal 2016 with sales of $1,908.7 million, surpassing the previous year’s record by 21.1 percent.  Our net income for the year of $316.0 million was the highest annual net income in the Company’s history, and was 96.0 percent higher than the record set in fiscal 2015.  Notably, we achieved these results during a period of unprecedented market conditions for the egg industry.

“Throughout this fiscal year, our industry continued to deal with the aftermath of the Avian Influenza (AI) outbreaks that occurred in the spring of 2015. While there have been no positive tests for AI at any of our locations, the outbreak significantly affected egg supplies and prices. Our results for the fourth quarter reflect these extremely volatile egg market conditions and supply disruptions. Market prices for shell eggs have dropped considerably from the historically high levels we experienced at the beginning of this fiscal year. The Urner Barry price index hit a decade-low level during our fourth quarter, before recovering a portion of these declines in recent weeks. In addition to the 21.7 percent drop in average selling prices over the same quarter last year, our sales for the fourth quarter reflect lower volumes, primarily related to the loss of a portion of a major customer’s co-pack business. While retail demand trends for shell eggs have been favorable, the market has continued to experience demand erosion for egg products and reduced egg exports. Based on USDA reports, the laying flock is expected to increase through the end of calendar 2016, creating more supply and the potential for further price declines.

“In fiscal 2016, we saw steady growth in demand for specialty eggs with our sales volumes up 14.7 percent for the year,” added Baker. “Sales of specialty eggs accounted for 22.9 percent of our total number of shell eggs sold and 29.1 percent of our shell eggs revenue for fiscal 2016. Specialty egg prices remained strong during the year; however, as non-specialty egg prices have come down, we are experiencing some margin and volume pressures on specialty egg sales. Going forward, we believe Cal-Maine Foods is well positioned to respond to demand trends for specialty eggs, as many food service customers, large restaurant chains and major retailers, including our largest customers, have committed to exclusive offerings of cage-free eggs by specified future dates. We are working with our customers to ensure a smooth transition to meet this demand as a trusted supplier of cage-free eggs. In addition, our product mix provides a wide variety of healthy choices for consumers including conventional, nutritionally enhanced and organic eggs.

“Overall, our operations performed very well in fiscal 2016, as our managers across all of Cal-Maine Foods’ locations did an outstanding job in executing our strategy to be an efficient, low-cost producer. For the year, we reported operating income of $470.3 million, compared with $235.3 million for the prior year. We benefited from lower feed and farm production costs during the year as our feed costs per dozen produced were 5.7 percent lower than fiscal 2015.  These lower costs reflect an abundant supply of grain from the record harvest of corn and soybean crops last fall. Looking ahead, current USDA projections for harvested acres and yields for both crops should ensure an adequate supply of grain for end users, as long as weather conditions remain favorable through the summer.”

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CALM Reports Fourth Quarter and Fiscal 2016 Results

July 18, 2016

Baker concluded, “We are very pleased with Cal-Maine Foods’ performance in fiscal 2016 and the consistent execution of our strategy in a dynamic marketplace. We will remain focused on this same strategy in the year ahead. We will continue to manage our operations efficiently and leverage the additional capacity from our most recent joint ventures and expansion projects. Our cage-free joint venture with Rose Acre Farms in Texas is on schedule to reach our full expected capacity in early calendar 2017. In addition, we have a number of major capital projects underway across our operations, including additional conversions to further expand our cage-free capacity. We look forward to the new market opportunities these projects will provide for Cal-Maine Foods. We will also look for additional markets for specialty eggs and continue to enhance our product mix in line with customer demand. Importantly, our strong balance sheet provides us with the flexibility to pursue acquisitions and additional growth opportunities that add value to our operations. Together, we believe these efforts will reward both our customers and shareholders in fiscal 2017.”

For fiscal 2016, Cal-Maine Foods paid a total of $105.6 million in dividends, or $2.175 per share, compared with $53.8 million, or $1.11 per share, in fiscal 2015. Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. Therefore, the Company will not pay a dividend for the fourth quarter of fiscal 2016.

Selected operating statistics for the fourth quarter and fiscal 2016 compared with the prior-year periods are shown below:

	13 Weeks Ended		52 Weeks Ended
	May 28, 2016	May 30, 2015	May 28, 2016	May 30, 2015
Dozen Eggs Sold (000)	253,077	264,883	1,053,597	1,063,086
Dozen Eggs Produced (000)	198,950	201,763	819,307	798,842
% Specialty Sales (dozen)*	23.3%	21.0%	22.9%	19.8%
% Specialty Sales (dollars)*	40.2%	28.2%	29.1%	27.2%
Net Average Selling Price (dozen)	$1.152	$1.471	$1.735	$1.429
Feed Cost (dozen)	$0.396	$0.406	$0.414	$0.439

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Fourth Quarter and Fiscal 2016 Results

July 18, 2016

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

SUMMARY STATEMENTS OF INCOME

	5		5
	13 Weeks Ended		52 Weeks Ended
	May 28, 2016	May 30, 2015	May 28, 2016	May 30, 2015
Net sales	$303,020	$403,011	$1,908,650	$ 1,576,128
Gross profit	40,680	109,394	648,074	395,721
Operating income (loss)	(1,724)	66,550	470,314	235,335
Other income	2,792	3,629	16,935	11,214
Income before income taxes and noncontrolling interest	1,068	70,179	487,249	246,549
Income before income taxes attributable to Cal-Maine Foods, Inc.	987	70,017	485,243	245,522

Net income (loss)	$(376)	$46,114	$316,041	$161,254

Net income per share:
Basic	$(0.01)	$0.96	$6.56	$3.35
Diluted	$(0.01)	$0.95	$6.53	$3.33
Weighted average shares outstanding
Basic	48,247	48,142	48,195	48,136
Diluted	48,247	48,495	48,365	48,437

SUMMARY BALANCE SHEETS

	5

	May 28, 2016	May 30, 2015
ASSETS
Cash and short-term investments	$389,545	$258,628
Receivables	67,448	101,977
Income tax receivable	11,830	-
Inventories	154,799	146,260
Prepaid expenses and other current assets	2,661	2,099
Current assets	626,283	508,964

Property, plant and equipment (net)	392,274	358,790
Other noncurrent assets	93,208	60,899
Total assets	$1,111,765	$928,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$67,131	$86,193
Current maturities of long-term debt	16,320	10,065
Income taxes payable	-	5,288
Current liabilities	83,451	101,546

Long-term debt, less current maturities	9,250	40,795
Deferred income taxes and other liabilities	101,703	81,750
Stockholders' equity	917,361	704,562
Total liabilities and stockholders' equity	$1,111,765	$928,653

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